Pricing Supplement dated May 25, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(2)
File No. 333-108464
Cusip No.88319QJ79

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $50,000,000	Initial Interest Rate: to be determined*
Agent's Discount or Commission: $50,000	Original Issue Date: June 1, 2006
Net Proceeds to Issuer: $49,950,000	Stated Maturity Date: June 1, 2009

Interest Category

[ ] Regular Floating Rate Note
[ X ] Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: June 1, 2007 Fixed Interest Rate: 5.95%
[ ] Inverse Floating Rate Note [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:

[ ] CD Rate	[ ] Federal Funds Rate	[ ] Prime Rate
[ ] CMT Rate	[ X ] LIBOR	[ ] Other (see attached)
[ ] Commercial Paper Rate	[ ] Treasury Rate

If LIBOR:

[ ] LIBOR Reuters Page:
[ X ] LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page: [ ]Telerate Page 7051 [ ]Telerate Page 7052 [ ]Weekly Average [ ]Monthly Average

Spread (+/-): +15 bps	Maximum Interest Rate: %
Spread Multiplier: N/A	Minimum Interest Rate: %
Index Maturity: 3 month
Initial Interest Reset Date: September 1, 2006

Interest Reset Dates: Quarterly, on the 1st day of March, June, September and December from June 1, 2006 through and including March 1, 2007. On Fixed Rate Commencement Date for fixed rate basis.

Interest Payment Dates: Quarterly, on the 1st day of March, June, September and December from September 1, 2006 through and including June 1, 2007. Semi-annually on the 1st day of June and December during fixed rate basis, commencing on December 1, 2007.

Interest Determination Dates: Two London business days prior to each Interest Reset Date from September 1, 2006 through and including March 1, 2007.
Regular Record Date(s): The fifteenth day, whether or not a business day, immediately preceding the related interest payment date.
Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

[ X ] Actual/360 for the period from June 1, 2006 to June 1, 2007
[ ] Actual/Actual for the period from _______ to _______
[ X ] 30/360 for the period from June 1, 2007 to June 1, 2009

Redemption:

[ ] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ X ] The Notes can be redeemed prior to Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

[ X ] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s): Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: [	]	Yes	[ X ]	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

[ ]   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

[ ]   Banc of America Securities LLC

[ ]   Barclays Capital Inc.

[ ]   Citigroup Global Markets Inc.

[ ]   Credit Suisse First Boston LLC

[ ]   Deutsche Bank Securities Inc.

[ ] HSBC Securities (USA) Inc. [ ] J.P. Morgan Securities Inc. [ ] Tokyo-Mitsubishi International plc [ X ] UBS Securities LLC [ ] Wachovia Securities Inc. [ ] Other: ____________________

Agent acting in the capacity as indicated below:

[ ] Agent [ X ] Principal

If as Principal:

[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ X ] The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

Other provisions:

* Initial Interest Rate will be set on June 1, 2006 as determined 2 London business days prior.

Initial Redemption Date:	June 1, 2007

Initial Redemption Percentage: 100.000%

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Subsequent Redemption Dates: every Interest Payment Date following the Initial Redemption Date

Subsequent Redemption Percentage: 100.000%

Terms are not completed for certain items above because such items are not applicable.

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